Exhibit 12.1

Questar Corporation

Ratio of Earnings to Fixed Charges

(Unaudited)

	9 Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in millions)
Earnings
Pretax income from continuing operations before adjustment for income or loss from equity investee	$241.4	$251.4	$348.9	$258.8	$324.8	$320.5	$297.9
Add (deduct):
Fixed Charges	48.4	48.7	65.1	58.8	60.2	60.5	103.9
Distributed income from equity investees (QPC - White River Hub) - continuing operations	3.0	3.4	4.4	4.6	4.5	4.4	4.0
Distributed income from equity investees (QPC - White River Hub) - discontinued operations							1.1
Capitalized interest (allowance for borrowed funds used during construction) - continuing operations	(0.3)	(0.7)	(1.0)	(0.8)	(0.2)	(0.6)	(1.2)
Capitalized interest (allowance for borrowed funds used during construction) - discontinued operations							(0.5)
Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges							(1.3)

	$292.5	$302.8	$417.4	$321.4	$389.3	$384.8	$403.9

Fixed Charges
Interest expense - continuing operations	$47.4	$47.3	$63.1	$56.9	$57.9	$56.8	$57.1
Interest expense - discontinued operations							40.2
Capitalized interest (allowance for borrowed funds used during construction) - continuing operations	0.3	0.7	1.0	0.8	0.2	0.6	1.2
Capitalized interest (allowance for borrowed funds used during construction) - discontinued operations							0.5
Estimate of the interest within rental expense - continuing operations	0.7	0.7	1.0	1.1	2.1	3.1	3.8
Estimate of the interest within rental expense - discontinued operation							1.1

	$48.4	$48.7	$65.1	$58.8	$60.2	$60.5	$103.9

Ratio of Earnings to Fixed Charges	6.0	6.2	6.4	5.5	6.5	6.4	3.9

For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income from continuing operations before income taxes includes Questar’s share of pretax earnings of equity investee. Fixed charges for both continuing operations and discontinued operations consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the interest portion of rental expense estimated at 50%.